----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0058
                                                    Expires:      March 31, 2006
                                                    Estimated average burden
                                                    hours per response......2.50
                                                    ----------------------------
                                                           SEC FILE NUMBER

                                                               0-27947
                                                    ----------------------------
                                                            CUSIP NUMBER

                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form 10-D  [ ] Form N-SAR  [ ] Form N-CSR

              For Period Ended:  December 31, 2004
                                 -----------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:
                                               --------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

AMERICAN SOUTHWEST HOLDINGS, INC.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

4225 N. BROWN AVE.
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

SCOTTSDALE, ARIZONA 85251
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reason  described in  reasonable  detail in Part III  of this
      |        form  could  not be  eliminated  without  unreasonable  effort or
      |        expense;
      |   (b)  The subject annual report,  semi-annual report, transition report
      |        on Form 10-K, Form 20-F,  Form 11-K, Form N-SAR or Form N-CSR, or
      |        portion  thereof,  will  be  filed  on  or  before the  fifteenth
[X]   |        calendar day following the  prescribed  due date; or the  subject
      |        quarterly  report or  transition  report on  Form 10-Q or subject
      |        distribution  report  on  Form 10-D, or  portion  thereof will be
      |        filed  on  or   before  the  fifth  calendar  day  following  the
      |        prescribed due date; and
      |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
      |        12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company's auditors need addditional time to complete the review of the annual report.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Michael K. Hair                  (480)          443-9657
     --------------------------------------   -------------  ------------------
                      (Name)                   (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          [X] YES [ ] NO

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                        AMERICAN SOUTHWEST HOLDINGS, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2004                     By: /s/ Alan Doyle
      --------------                         -----------------------------------
                                             Alan Doyle
                                             President (Chief Executive Officer)

                              SEMPLE & COOPER, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                     2700 NORTH CENTRAL AVENUE, NINTH FLOOR
                             PHOENIX, ARIZONA 85004


American Southwest Holdings, Inc.
4225 N. Brown Ave.
Scottsdale, Arizona 85251

Gentlemen:

We have read Part III of the Form 12b-25 and concur with it. We believe that the report will be completed in a timely manner in order to file the report on or before the fifteen day extension period.

/s/ Semple & Cooper, LLP

Semple & Cooper, LLP
March 31, 2005